Exhibit 99.1

GLOBAL NET LEASE CONTINUES MOMENTUM OF STRATEGIC DISPOSITION INITIATIVE WITH SALES OF THE PLANT SHOPPING CENTER AND FOSTER WHEELER OFFICE

Dispositions Closed or Under Agreement Now Total $854 Million at a Cash Cap Rate of 7.2%

NEW YORK – September 4, 2024 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) today announced continued progress in its 2024 strategic disposition plan with the sales of The Plant Shopping Center in San Jose, California for $95 million and the Foster Wheeler office property in Shinfield Park, Reading, United Kingdom for over $27 million. As of August 31, 2024, GNL has closed or secured agreements for dispositions totaling $854 million at a cash cap rate of 7.2%1.

GNL used the net proceeds from The Plant Shopping Center sale to pay down its Revolving Credit Facility. To maximize the property’s value for a sale, GNL strategically subdivided the asset into two separate parcels, bifurcating The Plant Shopping Center from an adjacent single-tenant property. GNL believes this broadened the potential buyer pool and enabled the Company to secure premium pricing for the parcel with the multi-tenant shopping center. The newly created parcel that GNL retained ownership of is now a core single-tenant property that is leased to Home Depot, an investment-grade tenant with an A2 credit rating. There are approximately 10 years remaining on the lease, with a 12.5% rental increase every five years.

GNL has owned the 366,000 square foot Foster Wheeler Office property for nearly eight years and sold the property as the tenant’s lease expired in mid-August, having collected 100% of the rent under the term of the lease. The sale of the property will further reduce GNL’s office exposure by approximately 100 bps, decreasing total office exposure to 19% of total portfolio’s straight-line rent2.

“The $95 million sale of the multi-tenant Plant parcel in San Jose showcases our continued execution of our strategic disposition plan and we believe validates our strategic decision to subdivide the property to maximize its overall value,” said Michael Weil, CEO of GNL, “Additionally, the sale of the former Foster Wheeler building further aligns with our ongoing efforts to reduce office exposure while mitigating portfolio vacancy.”

“We are pleased with the rapid progress of our strategic disposition initiative, successfully building a pipeline of closed and pending dispositions of $854 million at a cash cap rate of 7.2%, within the stated cash cap guidance range of 7% to 8%. This reflects the strong execution of our 2024 business plan across multiple strategic initiatives. We intend to continue using the net proceeds from asset sales to reduce outstanding debt, with a key focus on lowering our Net Debt to Adjusted EBITDA,” Mr. Weil concluded.

GNL has furnished a slide detailing the progress of its 2024 strategic disposition plan with a Current Report on Form 8-K with the Securities and Exchange Commission on the date hereof.

About Global Net Lease, Inc.

Global Net Lease, Inc. is a publicly traded real estate investment trust listed on the NYSE, which focuses on acquiring and managing a global portfolio of income producing net lease assets across the United States, and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as "may," "will," "seeks," "anticipates," "believes," "expects," "estimates," "projects," “potential,” “predicts,” "plans," "intends," “would,” “could,” "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks associated with realization of the anticipated benefits of the merger with The Necessity Retail REIT, Inc. and the internalization of the Company’s property management and advisory functions; that any potential future acquisition or disposition by the Company is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in its forward-looking statements are set forth in the Risk Factors and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com Phone: (332) 265-2020

Footnotes:

1 Disposition data as of August 31, 2024, includes transactions that are either closed or under agreement or letter of intent, and assumes purchase agreements and letters of intent lead to closing based on their contemplated terms, which cannot be assured.

2 Calculated based on Q2 2024 actuals.